Exhibit 23.6

Danaos Corporation

14 Akti Kondyli

185 45 Piraeus

Athens, Greece

Ladies and Gentlemen:

Reference is made to the prospectus (the “Prospectus”) included in the registration statement on Form F-1 relating to the initial public offering of common stock of Danaos Corporation (the “Company”).

We have reviewed the section in the Prospectus entitled “The International Shipping Industry” and confirm that it accurately describes the international containership and drybulk shipping markets. We further advise the Company that our role has been limited to the provision of the data, graphs, and tables set forth in the section of the Prospectus entitled “The International Shipping Industry.”  With respect to such statistical data, graphs and tables supplied by us, we advise you that:

•                                                      some industry data included in this discussion is derived from estimates or subjective judgments;

•                                                      the published information of other maritime data collection agencies may differ from this data; and

•                                                      while we have taken reasonable care in the compilation of the industry statistical data, graphs and tables and believe them to be accurate and correct, data compilation is subject to limited audit and validation procedures.

We hereby consent to all references to our name in the Prospectus and to the use of the graphical and statistical information supplied by us set forth in the section of the Prospectus entitled “The International Shipping Industry.”

We hereby consent to the filing of this letter as an exhibit to the Registration Statement of the Company on Form F-1 to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and to the reference to our firm in the section of the Prospectus entitled “Experts.”

CLARKSON RESEARCH SERVICES LIMITED

Name:	/s/ S. Gordon

Title:	Director